Exhibit 3.69

Exhibit 3.69

This Supplemental Partnership Agreement is made this 30th day of November, 1984.

BETWEEN:

568561 Saskatchewan Ltd., a body corporate with its registered office in the City of Regina, carrying on business in the Province of Saskatchewan (hereinafter referred to as “568561”)

OF THE FIRST PART

- and -

569314 Saskatchewan Ltd., a body corporate with its registered office in the City of Regina, carrying on business in the Province of Saskatchewan (hereinafter referred to as “569314”)

OF THE FIRST PART

- and -

Manalta Coal ltd., a body corporate, incorporated and continued pursuant to the laws of the Province of Alberta and carrying on business in the Provinces of Alberta and Saskatchewan, having an office in the City of Regina in the Province of Saskatchewan (hereinafter referred to as “Manalta”)

OF THE THIRD PART

WHEREAS 568561 and 569314commenced carrying on business as a partnership under the firm name Poplar River Coal Mining Partnership pursuant to an agreement made as of the 23rd day of March, 1984 between 568561 and 569314(the “Partnership Agreement”);

AND WHEREAS clause 16 of the Partnership Agreement provides that additional partners may be admitted to the partnership and, in such case, a supplemental agreement, executed by all partners including the new partner, shall set forth the contribution to partnership capital required of the new partner, the percentage interest of the new partner in the partnership, the adjusted percentage of interest in the partnership of all partners based on the contribution of the new partner, and that the supplemental agreement be attached to and form a part of the Partnership Agreement;

AND WHEREAS clause 18 of the Partnership Agreement provides that the parties to the Partnership Agreement may alter any article, clause, matter or thing contained therein by agreement in writing;

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL CONVENANTS herein contained the parties hereto agree as follows:

l. SUPPLEMENTAL AGREEMENT

This Supplemental Partnership Agreement is attached to and forms a part of the Partnership Agreement.

2. DEFINITIONS

In this Supplemental Partnership Agreement and the Partnership Agreement the following terms shall have the following respective meanings:

(a) “Assignment of Coal Mineral Leases” means the agreement made as of November 30, 1984 between Manalta and the partnership for the assignment of the Leases;

(b) “Leases” means those Crown coal mineral leases described in Schedule “A” hereto;

(c) “Manalta Notes” means a promissory note or notes dated and issued November 30, 1984 by Manalta at the request of the partnership in favour of SPC in the aggregate principal sum of NINETY-NINE MILLION THREE HUNDRED AND FORTY SEVEN THOUSAND SEVEN HUNDRED AND EIGHTY THREE DOLLARS AND EIGHTY THREE CENTS ($99,347,783.83), substantially in the form of the promissory notes attached hereto as Schedules “B” and “C” respectively;

(d) “partners” means 568561, 569314 and Manalta, collectively and “partner” shall have a corresponding meaning;

(e) “partnership” means the Poplar River Coal Mining Partnership;

(f) “partnership property” means all assets, the legal or beneficial title to which is owned by, or held on behalf of the partnership;

(g) “Partnership Notes” means the promissory note dated March 23, 1984 issued joint and severally by 568561 and 569314 to SPC in the principal amount of FIFTY FOUR MILLION THREE HUNDRED FORTY SEVEN THOUSAND SEVEN HUNDRED EIGHTY THREE DOLLARS AND EIGHTY THREE CENTS ($54,347,783.83)and the promissory note dated November 30, 1984 issued jointly and severally by 568561 and 569314 to SPC in the principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000.00) and the promissory note dated November 30, 1984 issued joint and severally by 568561 and 569314 to SPC in the principal amount of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000), collectively;

(h) “resolution” means a written instrument signed by each of the partners which however may be signed in counterparts;

(i) “SPC” means Saskatchewan Power Corporation;

(j) “Supplemental Partnership Agreement” means this agreement which is attached to the Partnership Agreement.

3. ADDITION OF MANALTA AS NEW PARTNER

The parties hereto agree that Manalta be and is hereby admitted to the partnership and it is further agreed and acknowledged:

(a) that Manalta shall, concurrently with its admission to the partnership as a new partner, make a contribution to partnership capital in the amount of ONE HUNDRED ONE MILLION EIGHT HUNDRED FORTY SEVEN THOUSAND SEVEN HUNDRED EIGHTY THREE DOLLARS AND EIGHTY THREE CENTS ($101,847,783.83) together with an amount equal to the fair market value of the Leases as follows:

(i) as to the sum of ONE HUNDRED AND ONE MILLION EIGHT HUNDRED AND FORTY SEVEN THOUSAND SEVEN HUNDRED AND EIGHTY THREE DOLLARS AND EIGHTY THREE CENTS ($101,847, 783.83) by assuming the debt of the partnership under the Partnership Notes and by:

(A) issuing and delivering the Manalta Notes at the direction of the partnership to SPC on the condition that SPC forthwith surrender the Partnership Notes to the partnership for cancellation,

(B) paying the sum of TWO MILLION FIVE HUNDRED THOUSAND

DOLLARS ($2,500,000.00) at the direction of the partnership to SPC; and

(ii)as to an amount equal to the fair market value of the leases by assigning all of Manalta’s right, title and interest in the leases to the partnership pursuant to the Assignment of coal Mineral Leases;

(b) that the percentage interest of Manalta in the partnership shall be and is 99.998%;

(c) that the adjusted percentage of interest in the partnership of all partners based on the contribution of the new partner is:

Manalta

99.998%

568561

.001%

569314

.001%

(d) that Manalta and the partnership shall jointly elect in prescribed manner, in prescribed form and within the prescribed time, pursuant to subsection 97(2) of the Income Tax Act (Canada), and generally take all such steps as are necessary, so as to effect the transfer of the Leases from Manalta to the partnership without giving rise to any income tax liability thereon and the parties agree to elect the amount of One Dollar ($1.00) or such other amount as the parties may agree upon.

4. AMENDMENTS TO PARTNERSHIP AGREEMENT

The partners hereby agree that the following alterations and amendments to the Partnership Agreement be and are hereby made, and shall be adhered to and have the same force and effect as if they had been originally embodied in and formed a part of the Partnership Agreement:

(a) Clause 4 of the Partnership Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

“The Bank of the partnership shall be the Bank of Montreal or such other bank, banks, trust company or financial institution as the partners shall from time to time designate by resolution. All cheques drawn in the name of the partnership and all endorsements, bills, notes, cheques, drafts or other instruments for the purpose of the business of the firm shall be signed by such persons or representatives of the partnership as may be designated from time to time by resolution. All partnership money shall as and when received be paid and deposited with the Bankers of the partnership to the credit of the partnership account.”

(b) clause 5 of the Partnership Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

“It is agreed that:

(i) if at any time hereafter and from time to time further capital is required for carrying on the business of the partnership, such capital shall be advanced by the partners on such terms and conditions as may be fixed by resolution and any and all capital of the partnership from time to time belongs to the partners in the same proportion that their respective partnership interests bear one to the other;.

(ii) profits of the partnership shall be divided among the partners in the same proportion that their respective partnership interests bear one to the other; and

(iii) the expenses and losses of the partnership in any one partnership year shall, in the first place, be paid out of the earnings of the partnership for that year and if such earnings shall be insufficient to pay all expenses and losses as aforesaid, the deficiency shall, unless otherwise agreed, be made up by the partners in the same proportion that their respective partnership interests bear one to the other.”

(c) Clause 6 of the Partnership Agreement shall be amended by deleting the word “either” and substituting the word “any” therefor.

(d) Clause 7 of the Partnership Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

“If at any time any of the partners is required to pay or becomes individually liable for more than its share of the partnership debts, such partner shall have as against the other partners a right of recovery of the appropriate share of such payment or indemnification against such liability.”

(e) Clause 8 of the Partnership Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

“The partners may at any time and from time to time by resolution delegate any power or authority relating to the management of the business affairs of the partnership to any partner or any group of partners and the exercise of any such delegated power or authority by that partner or group of partners shall be valid and binding upon all partners until such delegated power or authority has been rescinded by resolution.”

(f) Clause 9 of the Partnership Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

Each partner hereby indemnifies the other partners against all law suits and expenses arising out of or in connection with any breach of this Agreement”.

(g) Clause 10 of the Partnership Agreement shall be amended by deleting the word “partner” and substituting the word “partners” therefor.

(h) Clause 11 of the Partnership Agreement shall be amended by deleting it in its entirety.

(i) Clause 12 of the Partnership Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

“The fiscal year of the partnership shall end on such date as the partners may from time to time determine by resolution. The fiscal year end of the partnership shall remain unchanged notwithstanding the withdrawal or addition of any partner.”

j) Clause 13 of the Partnership Agreement shall be amended by deleting the last sentence thereof and substituting the following therefor:

“Immediately after the aforesaid period of thirty (30) days or immediately after the revision of the financial statements by the auditor or immediately after the auditor has advised the objecting partner that he considers no rivision is necessary in the auditor’s opinion, as the case may be, the net profits, if any, shown by the profit and loss account as modified by the auditor’s report, if such is the case, shall, unless the partners otherwise agree, be distributed among the partners in the proportion that their respective partnership interests bear one to the other.”

(k) Clause 14 of the Partnership Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

Proper accounts shall be kept of all partnership transactions and such accounts, together with all other documents connected with the partnership business, shall be kept at and not be removed from the principal place of business of the partnership, or such other location as may be designated from time to time by resolution, and shall be accessible to each partner on reasonable notice to the partnership.”

(1) Clause 17 of the Partnership Agreement shall be amended by deleting it in its entirety and substituting the following therefor:

“Notwithstanding anything contained herein, or the withdrawal of partners, or the admission of new partners, the partners agree that the partnership shall survive.”

(m) The Partnership Agreement shall be amended by the addition of the following clauses:

“21.Waiver of Conflict of Interest

Manalta hereby declares to the partnership and each of the other partners that Manalta carries on a business of the same nature as and competing with that of the partnership, and each of the partners and the partnership hereby acknowledge and consent to Manalta carrying on such business and waives any rights or privileges that it may have in connection with any such conflict of interest to require Manalta to account for and pay over to the partnership profits made by Manalta in such competing business.

22. Partner to Act as Trustee

All property, rights and interest in property brought into the partnership or acquired, whether by purchase or otherwise, on the account of the partnership or for the purposes and in the course of the partnership’s business may be held by any partner as nominee and trustee for and on behalf of the partnership and such partner shall deal with the partnership property so held in the manner directed by resolution, and without limiting the generality of the foregoing, such partner shall at the direction of the partnership execute and deliver contracts, commitments of the partnership, leases, subleases, assignments, mortgages, pledges or security instruments or other documents or instruments the purpose of the business of the partnership as may be directed by the partnership from time to time by resolution.

23. Notwithstanding anything else contained herein, the partnership may, upon authorization by resolution,

(a) borrow money on the credit of the partnership,

(b) issue, reissue, sell or pledge debt obligations of the partnership,

(c) give a guarantee on behalf of the partnership to secure performance of an obligation of any person, and

(d) mortgage, hypothecate, pledge or otherwise create a

security interest in all or any of the property of the partnership, owned or subsequently acquired to secure any obligation of the partnership.

Any deed, document or instrument in writing authorized by resolution which is executed and delivered by Manalta, whether or not such deed, document or instrument expressly states that Manalta is acting as nominee or trustee for and on behalf of the partnership or the partners, shall be valid and binding upon the partnership and the partners when so authorized, executed and delivered, and shall be enforceable against the partnership and the partners in accordance with its respective terms.”

5. CONFIRMATION OF PARTNERSHIP AGREEMENT

Each of the partners hereby ratify and confirm the Partnership Agreement as amended by this Supplemental Partnership Agreement, and acknowledge that the partnership commenced on March 23, 1984 and has continued without termination or dissolution.

IN WITNESS WHEREOF the parties have executed this Supplemental Partnership Agreement on November 30, 1984.

568561 Saskatchewan Ltd.

Per:

Per:

569314 Saskatchewan Ltd.

Per:

Per:

Manalta Coal Ltd.

Per:

Per: